EXHIBIT 99.1

Investor Contact:	Press Contact:
Jeff Carberry	Eric Nash
Stamps.com Investor Relations	Stamps.com Public Relations
(310) 482-5830	(310) 482-5942
invrel@stamps.com	publicrelations@Stamps.com

STAMPS.COM ANNOUNCES RECORD NON-GAAP EARNINGS PER SHARE OF $0.50

Core PC Postage Revenue up 20%; Non-GAAP Net Income up 49%

El Segundo, CA – October 25, 2012 – Stamps.com® (Nasdaq: STMP), the leading provider of postage online and shipping software solutions, today announced record results for the third quarter ended September 30, 2012.

Highlights for the third quarter:

•	Core PC Postage revenue was $27.2 million, up 20% from the third quarter of 2011.

•	Non-GAAP operating margin was 28.8% compared to 21.8% in the third quarter of 2011.

•
GAAP net income was $7.0 million or $0.42 per fully diluted share, including $0.9 million in stock-based compensation expense and $0.4 million in one-time relocation expenses associated with the third quarter relocation of our corporate headquarters.

•
On a non-GAAP basis, excluding the stock-based compensation and relocation expenses, income from operations was $8.4 million, net income was $8.3 million and net income per fully diluted share was $0.50, up 54%, 49% and 35%, respectively, versus the third quarter of 2011.

•	The Company raised its guidance today for 2012 revenue and earnings per share.

•	During the third quarter of 2012, the Company repurchased a total of 961 thousand shares at a total cost of $19.9 million.

"We are extremely pleased with our record earnings and with the continued strength in our core PC Postage business,” said Ken McBride, Stamps.com Chairman and CEO.  “Despite a continued tough economic environment, we continue to set new records across the board in our business. In addition to our earnings and revenue records this quarter, our customers printed the highest amount of postage ever for a quarter and we continued our strong growth in both our Enterprise and high volume shipping areas. As a result of the strength across our business, we are raising our 2012 guidance today.”

Share Repurchase

During the third quarter of 2012, the Company repurchased a total of 961 thousand shares at a total cost of $19.9 million. On October 17, 2012, the Board of Directors approved a new share repurchase plan authorizing the Company to repurchase up to 1.0 million shares of Stamps.com stock during the next six months.

Company Customer Metrics

A complete set of the quarterly customer metrics for the past six fiscal years and current fiscal year to date is available at http://investor.stamps.com (under a tab on the left side called Company Information, Metrics).

Quarterly Conference Call

The Stamps.com financial results conference call will be web cast today at 5:00 p.m. Eastern Time and may be accessed at http://investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the web cast, a replay of the call will be available at the same website.

Business Outlook

Stamps.com currently expects fiscal 2012 total revenue to be in a range of $110 to $120 million; this compares to previous guidance of $107.5 to $117.5 million. GAAP net income per share for 2012 is expected to be in a range of $2.00 to $2.20; this compares to a previous guidance range of $1.80 to $2.00. GAAP net income per share includes approximately $4 million of stock-based compensation expense, $0.4 million of one-time relocation expenses in the third quarter, and an $11.9 million non-cash tax benefit in the first quarter. Excluding the stock-based compensation, relocation expenses and the non-cash tax benefit, fiscal 2012 non-GAAP net income per fully diluted share is expected to be in a range of $1.55 to $1.75; this compares to previous guidance of $1.35 to $1.55.

Additional Third Quarter 2012 Details

Core PC Postage revenue--including small business, enterprise and high volume shipping customer segments, and excluding enhanced promotion and PhotoStamps revenue--was $27.2 million, up 20% versus the third quarter of 2011.  Non-core PC Postage revenue from the enhanced promotion channel (online programs where additional promotions are provided directly by marketing partners) was $0.7 million and PhotoStamps revenue was $1.2 million, down 6% and 18%, respectively, versus the third quarter of 2011 as the Company continues to minimize its investment in both areas.  PC Postage gross margin was 80.1%, PhotoStamps gross margin was 20.6% and total gross margin was 77.7%.

As previously announced, the Company is currently completing a renovation project on its new corporate headquarters.  The project utilized $2.9 million in cash during the third quarter which was funded with cash flow from operations and existing cash and investments.  As a result of the renovation project and share repurchase program, the Company's cash and investments decreased by $14.9 million from $66.1 million at the end of the second quarter of 2012 to $51.3 million at the end of the third quarter of 2012.

Third quarter GAAP net income was $7.0 million. On a per share basis, total third quarter 2012 GAAP net income was $0.42 based on 16.7 million fully diluted shares outstanding. Third quarter 2012 GAAP net income was reduced by $0.9 million of stock-based compensation expense and $0.4 million in one-time relocation expenses associated with the third quarter relocation of our corporate headquarters. Non-GAAP and GAAP amounts are reconciled in the following table:

Third Quarter Fiscal 2012
All amounts in millions except	Non-GAAP	Stock-Based	Relocation	GAAP
per share or margin data:	Amounts	Comp. Exp.	Expense	Amounts

Cost of Sales	$6.42	$0.07	-	$6.49
Research & Development	2.42	0.20	-	2.62
Sales & Marketing	8.72	0.20	-	8.92
General & Administrative	3.13	0.41	0.41	3.95

Total Expenses	20.69	0.88	0.41	21.99

Gross Margin	77.9%	(0.2%)	-	77.7%

Income (Loss) from Operations	8.38	(0.88)	(0.41)	7.09
Interest and Other Income	0.12	-	-	0.12

Pre-Tax Income (Loss)	8.50	(0.88)	(0.41)	7.21

Provision for Income Taxes	(0.23)	-	-	(0.23)

Net Income	8.27	$(0.88)	$(0.41)	$6.98

On a diluted per share basis	$0.50	$(0.05)	$(0.02)	$0.42

Shares used in per share calculation	16.68	16.68	16.68	16.68

Excluding the stock-based compensation expense and one time relocation expenses, third quarter 2012 non-GAAP net income was $8.3 million or $0.50 per share based on 16.7 million fully diluted shares outstanding. This compares to third quarter 2011 non-GAAP net income of $5.5 million or $0.37 per share based on fully diluted shares outstanding of 15.1 million. Non-GAAP net income and non-GAAP fully diluted earnings per share increased by 49% and 35% year-over-year, respectively.

Stamps.com has approximately $218 million in Federal NOLs and $113 million in State NOLs. The Company estimates its ownership shift was approximately 21% as of September 30, 2012, which is below the 50% level that could trigger impairment of its NOL asset under Internal Revenue Code Section 382 rules. As part of its ongoing program to preserve future use of its NOL asset, the Company requests that any shareholder contemplating becoming a 5% shareholder contact the Company before doing so.

About Stamps.com and PhotoStamps

Stamps.com (Nasdaq: STMP) is a leading provider of Internet-based postage services. Stamps.com’s service enables small businesses, enterprises, advanced shippers, and consumers to print U.S. Postal Service-approved postage with just a PC, printer and Internet connection, right from their home or office. The Company currently has PC Postage partnerships with Avery Dennison, Microsoft, HP, the U.S. Postal Service and others.

PhotoStamps is a patented Stamps.com product that couples the technology of PC Postage with the simplicity of a web-based image upload and order process. Customers may create full custom PhotoStamps with their own digital photograph, or they may choose a licensed image from one of many PhotoStamps collections such as the collegiate collection. Stamps.com currently has PhotoStamps partnerships with HP/Snapfish and others.

About Non-GAAP Measures and Share Repurchase Timing

To supplement the Company’s condensed financial statements presented in accordance with GAAP, Stamps.com uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP income from operations, non-GAAP pre-tax income, non-GAAP net income, non-GAAP earnings per diluted share, and non-GAAP gross margin. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found in the financial tables of this earnings release.

Non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance, prospects for the future and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP measures provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results. The Company believes the non-GAAP measures that exclude such items as stock-based compensation, asset write-offs, dividend-related compensation expense, legal settlements and reserves, initial adoption of breakage accounting in fiscal 2011, one-time relocation expenses and income tax adjustments, when viewed with GAAP results and the accompanying reconciliation, enhance the comparability of results against prior periods and allow for greater transparency of financial results. The Company believes non-GAAP measures facilitate management’s internal comparison of the Company’s financial performance to that of prior periods as well as trend analysis for budgeting and planning purposes. The presentation of non-GAAP measures are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

The timing of share repurchases, if any, and the number of shares to be bought at any one time will depend on market conditions and the Company’s assessment of the risk that its net operating loss asset could be impaired if such repurchases were undertaken. Share purchases may be made from time-to-time on the open market or in negotiated transactions at the Company's discretion in compliance with Rule 10b-18 of the United States Securities and Exchange Commission. The Company's purchase of any of its shares may be subject to limitations imposed on such purchases by applicable securities laws and regulations and the rules of the Nasdaq Stock Market.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements about our anticipated results that involve risks and uncertainties. Important factors, including the Company's ability to complete and ship its products, maintain desirable economics for its products and obtain or maintain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by STAMPS.COM, including its Annual Report on Form 10-K for the year ended December 31, 2011, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. STAMPS.COM undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, the Stamps.com logo and PhotoStamps are trademarks or registered trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.

STAMPS.COM INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data: unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2012	2011	2012	2011
Revenues:
Service	$22,631	$19,216	$65,799	$55,382
Product	3,495	3,194	10,876	9,768
Insurance	1,774	1,085	5,138	2,859
PhotoStamps	1,170	1,422	3,771	6,351
Other	1	1	7	5
Total revenues	29,071	24,918	85,591	74,365
Cost of revenues:
Service	3,720	3,704	11,788	10,901
Product	1,271	1,146	4,009	3,586
Insurance	573	378	1,670	998
PhotoStamps	929	1,094	2,927	3,746
Total cost of revenues	6,493	6,322	20,394	19,231
Gross profit	22,578	18,596	65,197	55,134
Operating expenses:
Sales and marketing	8,915	8,323	28,797	25,079
Research and development	2,625	2,411	7,837	7,016
General and administrative	3,953	3,428	11,233	10,394
Total operating expenses	15,493	14,162	47,867	42,489
Income from operations	7,085	4,434	17,330	12,645

Interest and other income, net	122	133	409	434
Income before income taxes	7,207	4,567	17,739	13,079
Income tax expense (benefit)	230	39	(11,521)	199
Net income	$6,977	$4,528	$29,260	$12,880
Net income per share:
Basic	$0.43	$0.31	$1.80	$0.89
Diluted	$0.42	$0.30	$1.72	$0.88
Weighted average shares outstanding:
Basic	16,103	14,556	16,273	14,454
Diluted	16,675	15,059	17,015	14,707

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	September 30,	December 31,
	2012	2011

ASSETS
Cash and investments	$51,275	$69,363
Accounts receivable	11,689	10,466
Other current assets	4,824	5,476
Property and equipment, net	26,356	2,165
Intangible assets, net	1,334	837
Deferred tax	28,040	16,125
Other assets	3,722	3,548
Total assets	$127,240	$107,980

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses	$13,013	$12,075
Deferred revenue	1,571	1,898
Total liabilities	14,584	13,973

Stockholders' equity:
Common stock	50	49
Additional paid-in capital	646,737	637,483
Treasury stock	(143,371)	(123,472)
Accumulated deficit	(391,078)	(420,338)
Unrealized gain on investments	318	285
Total stockholders' equity	112,656	94,007
Total liabilities and stockholders' equity	$127,240	$107,980